PROMISSORY NOTE

$538,519.76

April 1, 2008

The undersigned, W TECHNOLOGIES, INC., a Delaware Corporation (f/k/a Winning Edge International, Inc. and GWIN, Inc.) (“Maker”), whose address is 5092 S. Jones Blvd, Suite 100, Las Vegas, NV 89118, for value received, promises to pay to the order of INUTRITION, INC., a Texas corporation (f/k/a CSI Business Finance, Inc) ("Payee") in lawful money of the United States of America, the principal sum of FIVE HUNDERD THIRTY EIGHT THOUSAND FIVE HUNDRED NINETEEN DOLLARS and 76/100 Dollars ($538,519.76).  All principal and any interest hereunder shall be payable at 109 North Post Oak Lane, Suite 422, Houston, Texas 77024 or such other place which Payee may hereinafter designate in writing.

All interest and principal on this Note shall be due and payable on November 7, 2008.  Interest shall accrue on the outstanding unpaid amounts hereunder at the lesser of one and one half percent (1.5%) per month or the maximum rate allowed by law.  All interest that shall accrue in accordance herewith on the indebtedness evidenced by this Note shall be computed on the basis of a year of 365 or 366 days, as the case may be.  Except as otherwise agreed in writing between Maker and Payee, all payments made hereunder shall first be applied to accrued and unpaid interest and thereafter to principal.

Each of the following events shall be herein referred to as an "Event of Default": (i) the failure of Maker to make payment of any of the principal or interest hereunder when due, (ii) the filing of a petition in bankruptcy by or relating to Maker, (iii) the assignment of assets for the benefit of creditors of Maker, or (iv) the failure of Maker to comply with the terms of any agreement of Maker in favor of Payee relating to the indebtedness evidenced hereby.  It is especially agreed that upon the occurrence of an Event of Default, Payee or any other holder hereof at any time thereafter may, at its option, (a) declare the entire unpaid principal of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration, the same shall become and shall be immediately due and payable, and (b) take any and all other actions available to Payee or any holder under this Note or any document given to secure this Note, at law, in equity or otherwise.  The failure of the holder hereof to exercise any of the foregoing options shall not constitute a waiver of the right to exercise the same upon the occurrence of a subsequent default.

In addition to all principal and accrued interest on this Note, Maker agrees to pay (i) all reasonable costs and expenses incurred by all owners and holders of this Note in collecting this Note through reorganization, bankruptcy, receivership or any other proceeding and (ii) reasonable attorney's fees when and if this Note is placed in the hands of an attorney for collection after default.

It is the intention of the parties hereto to conform strictly to applicable usury laws as in effect from time to time during the term of this Note.  Accordingly, if any transaction or transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Note, it is agreed as follows:  (i) the provisions of this paragraph shall govern and control; (ii) the aggregate of all interest under applicable laws that is contracted for, charged or received under this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be promptly credited to Maker by Payee (or, if such consideration shall have been paid in full, such excess shall be promptly refunded to Maker by Payee) (iii) neither Maker nor any other person or entity now or hereafter liable in connection with this Note shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum interest permitted by the applicable usury laws; and (iv) the effective rate of interest shall be ipso facto reduced to the maximum lawful interest rate.

Maker shall have the privilege to prepay this Note at any time, and from time to time, in whole or in part, without penalty or fee.  Any prepayment of principal under this Note shall include accrued interest to the date of prepayment on the principal amount being prepaid.

Maker and any other co-makers, endorsors, guarantors and sureties severally (i) waive notice (including, but not limited to, notice of protest, notice of dishonor and notice of intent to accelerate or notice of acceleration), demand, presentment of payment, protest and filing of suit for the purpose of fixing liability, (ii) consent that the time of payment hereof may be extended without notice to them or any of them, (iii) expressly agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by them, to first institute suit or exhaust its remedies against Maker or any others liable herefor, or to enforce its rights against any security herefor and (iv) consent to any extensions or postponements of time of payment of this Note or any other indulgences with respect hereto without notice thereof to any of them.

The interpretation and construction of this Note and all matters relating hereto, shall be governed by the laws of the state of Texas without giving effect to the principles of conflicts of laws thereof.  Maker hereby consents to the jurisdiction of the federal and state courts of the State of Texas in any such action or proceeding and waives any objection to venue laid therein.

This Note is secured by (i) a Pledge and Escrow Agreement dated September 11, 2006 by and among Maker, Payee and the Escrow Agent named therein, (ii) an Insider Pledge and Escrow Agreement by and among the Wayne Allyn Root, Maker, Payee and the Escrow Agent named therein, (iii) a Pledge and Security Agreement dated September 26, 2007 between Maker and Payee, and (iv) a Pledge and Security Agreement dated as of March 1, 2008 between Maker and Payee.  This Note is executed in renewal, modification and extension of, but not in discharge or novation of, that certain promissory note of Maker in favor of Payee in the original principal amount of $300,000, dated September 21, 2006, that certain promissory note of Maker in favor of Payee in the original principal amount of $355,000, dated September 7, 2006, and that certain secured promissory note of Maker in favor of Michael O. Sutton in the original principal amount of $115,000, dated June 7, 2006, which note was assigned to Payee on November 1, 2007.  This Note is subject to the terms of a Loan Agreement dated September 11, 2006, as amended.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first above written on this 1st day of April, 2008.

W TECHNOLOGIES, INC., a Delaware corporation

By:     _/s/ Wayne Allyn Root______________

Name: _Wayne Allyn Root________________

Title:    _CEO__________________________